Exhibit 3

HIPPO ANALYTICS INC.

IRREVOCABLE PROXY

The undersigned stockholder of Hippo Analytics Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) designates Len FW Investor, LLC (the “Proxy”) as proxy of the undersigned with respect to the Proxy Shares (as defined below), and empowers the Proxy with the exclusive right, exercisable in any manner in the Proxy’s sole and absolute discretion, to (a) attend and vote the Proxy Shares at any and all meetings of the stockholders of the Company, (b) execute any and all written consents of stockholders of the Company with respect to the Proxy Shares, and (c) otherwise act for the undersigned with respect to the Proxy Shares in any stockholder meetings and on any resolutions, proposed actions or other matters of any character whatsoever submitted to stockholders for approval or consent, in the same manner and with the same effect as if the undersigned were personally present at any such meeting and voting the Proxy Shares, or personally acting on any such resolutions, proposed actions or other matters of any character whatsoever.

For purposes hereof, “Proxy Shares” shall mean such number of shares of the outstanding capital stock of the Company owned beneficially by the undersigned as of the date of this Proxy or hereafter acquired (in each case as adjusted for stock splits or combinations, stock dividends, reclassification or the like), included but not limited to any and all Common and Preferred Stock of the Company, restricted or otherwise.

The undersigned further agrees to perform all actions and to execute, forward and deliver all further documents, consents, agreements and instruments with respect to and affecting the Proxy Shares, in a timely manner, which may be necessary (a) to ensure that the Proxy is empowered with the exclusive right to vote and consent with respect to and otherwise controls all rights and powers of the absolute owner of the Proxy Shares, and (b) to consummate and give effect to any and all resolutions, proposed actions and other matters of any character whatsoever approved or consented to by the Proxy for the undersigned and the Proxy Shares pursuant hereto or thereto.

This proxy is irrevocable and is coupled with an interest, and is given for such consideration as mutually agreed upon between the undersigned and the Proxy, the receipt and sufficiency of which is hereby affirmed. This proxy shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has signed this proxy on the date appearing next to the undersigned’s name.

Dated: October 23, 2018

FIFTH WALL VENTURES SPV IV, L.P.

By:	Fifth Wall Ventures GP, LLC
Its:	General Partner

By:
Name:	Brendan Wallace
Title:	Managing Director

AGREED AND ACKNOWLEDGED:

LEN FW INVESTOR, LLC,
a Delaware limited liability company

By:	Lennar Homes Holding, LLC,
a Delaware limited liability company,
Its:	Sole member

By:
Name:	Eric Feder
Title:	Authorized Person